State of Delaware
Secretary of State
Division of Corporations
Delivered 05:58 PM 09/13/2022
FILED 05:58 PM 09/13/2022
SR 20223515401 - File Number 5175543

# CERTIFICATE OF INCORPORATION
# OF
# SQUAREX PHARMACEUTICAL CORPORATION

The undersigned, a natural person (the ***"Sole Incorporator")***, for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

## ARTICLE I.
## Name

The name of this corporation is Squarex Pharmaceutical Corporation (hereinafter, the "Corporation").

## ARTICLE II.
## Registered Agent

The address of its registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805 in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

## ARTICLE III.
## Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL"). The Corporation is being incorporated in connection with the conversion of Squarx, LLC, a Delaware limited liability company (the "LLC"), to the Corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the LLC to the Corporation.

## ARTICLE IV
## Capital Stock

The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 255,000,000 shares, consisting of 250,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of Preferred Stock, par value $0.0001 per share.

## ARTICLE V
## Conversion of Limited Liability Company Membership Interests

Upon the filing of the Certificate of Conversion of the LLC to the Corporation and this Certificate of Incorporation (the **"Effective Time"**), each limited liability company unit of the LLC issued and outstanding immediately prior to the Effective Time will be deemed, without further action on the part of the Corporation or any of the holders thereof, to be two (2) issued and outstanding fully paid and nonassessable shares of Common Stock.

## ARTICLE VI
## Indemnification

Subject to any provisions in the bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a **"Proceeding"**) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

## ARTICLE VII
## Limitations on Directors' Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware, or (D) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date of filing of this restated certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

**IN WITNESS WHEREOF,** the undersigned has signed this certificate of incorporation this 12th day of September 2022.

/s/ Louis A. Brilleman

Louis A. Brilleman, Incorporator
1140 Avenue of the Americas, 9th Floor
New York, NY 10036